COWEN TO ACQUIRE INVESTMENT BANKING BUSINESS OF MHT PARTNERS, FURTHER DEEPENING COVERAGE OF MIDDLE-MARKET AND PRIVATE EQUITY INVESTORS

New York, NY, September 15, 2020 – Cowen Inc. (NASDAQ: COWN) (“Cowen” or the “Company”) today announced that it has signed a definitive agreement to acquire substantially all of the assets of MHT Partners, LP (“MHT Partners”), an investment bank focused on representing innovative companies in growing markets. Based primarily in Dallas and San Francisco, MHT Partners’ investment banking team is expected to join Cowen under the agreement. Terms of the acquisition, which is not material to Cowen from a financial perspective, were not disclosed.

“Cowen’s momentum in investment banking reflects our commitment to serving the dynamic companies that fuel the global economy. Accelerating that strategy, we welcome MHT Partners’ impressive banking team to the Cowen platform,” said Larry Wieseneck, Co-President of Cowen and Company. “The MHT team provides deep industry knowledge and relationships, especially across the Services and Consumer sectors. Their expertise as advisor to innovative, niche market leaders, as well as to private equity firms and family offices, complements and extends Cowen’s already significant offering to these key clients.”

Parker Weil, Cowen’s Vice Chair of Investment Banking and Head of Strategic Capital, noted, “The client-focus, collegial approach, honesty and integrity for which the MHT team has built a strong reputation, seamlessly align with Cowen’s culture and values. Many of us at Cowen already know the MHT team well and we are excited to join forces with our new colleagues, as we work together to provide unique and thoughtful ideas to our financial sponsor and family office clients.”

MHT Partners is a premier middle-market investment bank, serving leading companies in Consumer Growth, Business & Information Services, Education and Healthcare Services, among other key sectors. The firm’s clients span a diverse variety of businesses and investors, including companies owned by families and serial entrepreneurs, divisions of large corporations and private equity- and venture-backed enterprises.

Mike McGill, Managing Director and one of MHT’s four co-founders along with Shawn Terry, Pat Crocker and Craig Lawson, added, “We’re thrilled to join Cowen’s full-service platform and leverage its global reach, world-class research and comprehensive product set to continue growing our advisory work and deliver significantly more value and resources for our clients and team members. We are especially proud of the client relationships, trust and expertise that the MHT team has built over nearly 20 years. With its entrepreneurial spirit, Cowen will be a great new home to build on this success and deliver exceptional value to our clients and opportunity to our team.”

The transaction is subject to receipt of FINRA approval and customary closing conditions and is expected to close during the fourth quarter of 2020. The MHT Partners team, including its four lead partners, will report into Cowen’s Strategic Capital Group, led by Mr. Weil.

About Cowen Inc.
Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm offering investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing, commission management services and actively managed alternative investment products. Cowen focuses on delivering value-added capabilities to our clients in order to help them outperform. Founded in 1918, the Company is headquartered in New York and has offices worldwide. Learn more at Cowen.com.

© 2020 Cowen and Company, LLC. All rights reserved. Member NYSE, FINRA and SIPC.

Media Contacts:
Gagnier Communications
Dan Gagnier / Jeffrey Mathews
646-569-5879
cowen@gagnierfc.com

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